EXHIBIT 10.22

FIRST AMENDMENT TO

M&T BANK CORPORATION

LEADERSHIP RETIREMENT SAVINGS PLAN

WHEREAS, Manufacturers and Traders Trust Company (the “Company”) sponsors the M&T Bank Corporation Leadership Retirement Savings Plan, most recently restated effective January 1, 2020 (the “Plan”); and

WHEREAS, Section 8.1 of the Plan permits the Company to amend the Plan at any time; and

WHEREAS, the Company seeks to amend the Plan to prospectively modify eligibility for participation and to make other such changes as previously approved by the Company’s Board of Directors.

NOW, THEREFORE, the Company hereby amends the Plan as described below effective November 30, 2023 or such date as otherwise indicated:

1.
Article II is hereby amended to revise the definition of “Employee” to read as follows:

Employee – a common law employee of an Employer who (i) is classified by the Employer at salary grade 61 or higher, or (ii) was classified by the Employer at the Senior Vice President level or higher on October 31, 2019.

Effective January 1, 2024 including with respect to deferral elections effective on such date, Employee shall mean a common law employee of an Employer who (i) is classified by the Employer at salary grade 65 or higher, or (ii) is classified by the Employer (a) at salary grade 61 or higher (or was classified by an Employer at the Senior Vice President level or higher on October 31, 2019) (the “Salary Grade Criteria”), and (b) received cash compensation from an Employer in the prior Plan Year which exceeds the Code Section 416(i)(1)(A)(i) limit for the current Plan Year (the “Compensation Criteria”). For purposes of a common law employee of an Employer who received zero cash compensation from an Employer for the prior Plan Year, such common law employee shall be deemed to satisfy the Compensation Criteria if base salary for the current Plan Year exceeds the Code Section 416(i)(1)(A)(i) limit for the current Plan Year. Notwithstanding the foregoing, if a common law employee of an Employer (i) satisfies the Salary Grade Criteria, (ii) is required but fails to satisfy the Compensation Criteria, and (iii) has a deferral election in place for the current Plan Year, such common law employee shall be treated as an Employee until such common law employee fails to make a deferral election for a future Plan Year, at which time Employee treatment shall end and may only resume if and when the Compensation Criteria is satisfied.

2.
Article III, Section 3.2 is hereby amended to revise subsection (a) thereof to read as follows:

(a) For each Plan Year, an eligible Employee may elect to defer any whole percentage up to 50% of their Compensation, and their Account will be credited with the amount deferred under Section 4.4. An Employee is only eligible to defer Compensation for a Plan Year if they are an Employee on the November 30 next preceding the Plan Year.

3.
Article IV, Section 4.2 is hereby amended to revise subsection (b)(1) thereof to read as follows:
(1)
Is the RAA Contribution that would have been contributed under Section 4.6 of the RSP for the Participant for the Plan Year, taking into account only Compensation that is above one times the Compensation Limitation and below two times the Compensation Limitation for the Plan Year, and
4.
Article VIII, Section 8.1 is hereby amended to read as follows:

8.1 Amendment and Termination of Plan. The Company’s Compensation and Human Capital Committee may amend or terminate this Plan at any time. Any such amendment or termination will be made in writing by the Company’s Compensation and Human Capital Committee or its designee, and will be effective as of the date specified in such writing. No amendment or termination may directly or indirectly deprive any Participant or Beneficiary of any portion of the Participant's Account balance as of the date of amendment or termination without the written consent of the Participant or Beneficiary. Notwithstanding the forgoing, the M&T Bank Employee Benefit Plans Committee shall have the authority to amend this Plan at any time to the extent such amendment is in order to (i) maintain the Plan’s compliance with applicable legal or tax requirements, or (ii) improve or simplify Plan administration, provided that no such amendment may significantly increase or decrease Plan benefits or the cost thereof, or significantly alter the Plan’s design.

5.
Article IX is hereby amended to add a new Section 9.13 to read as follows:

9.13 Recoupment and Forfeiture. Effective January 1, 2024 and to the extent permitted by applicable law, including without limitation Code Section 409A, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding recoupment or forfeiture obligation to the Employer under the terms of the M&T Bank

Corporation Executive Compensation Recoupment Policy or any other applicable recoupment or forfeiture policy. In the event of a recoupment or forfeiture event, the amount required to be recouped shall be deemed not to have been earned under the terms of the Plan, and the Employer shall be entitled to recover from the Participant the amount specified under the applicable policy to be recouped or forfeited.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by the undersigned officer in its Human Resources Department.

MANUFACTURERS AND TRADERS TRUST COMPANY

By: /s/ Ann Marie Odrobina

Date: November 15, 2023